FORM 4

[ ] CHECK BOX IF NO LONGER SUBJECT TO
    SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS
    MAY CONTINUE. SEE INSTRUCTION 1(B).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility

 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                      1940

  1.  Name and Address of Reporting Person*                    2.  Issuer Name and Ticker or Trading Symbol

                                                                          Elcom International, Inc. - ELCO
      Crowell, Robert J.
-----------------------------------------------------------------------------------------------------------------------
      (Last)                 (First)             (Middle)      3.  IRS or Social Security     4.  Statement for
  10 Oceana Way                                                    Number of Reporting            Month/Year
------------------------------------------------------------       Person (Voluntary)                 5/2002
                             (Street)                                                         --------------------------
  Norwood, MA  02062                                                                          5.  If Amendment, Date of
-----------------------------------------------------------                                       Original (Month/Year)
      (City)                 (State)             (Zip)

 6.  Relationship of Reporting Person to Issuer
             (Check all applicable)


       X    Director              X     10% Owner
     -----                       ----

       X    Officer                     Other  (specify
     ------                      -----         below)
 Chairman & Chief Executive Officer
---------------------------------------------------------
 7.  Individual or Joint/Group Filing
     (Check applicable line)

  X  Form Filed by one Reporting Person
 ---
     Form Filed by more than one Reporting Person
 ---


                       TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

  1.  Title of Security                                        2.  Transaction  3.  Transaction   4.  Securities Acquired (A)
      (Instr. 3)                                                   Date                Code           or Disposed of (D)
                                                                                     (Instr. 8)       (Instr. 3, 4 and 5)
                                                                 (Month/Day/                      Amount   (A) or      Price
                                                                    Year)        Code       V              (D)
  Common Stock                                                     5/10/02         P               1,500    A          $.69
  Common Stock                                                     5/10/02         P               1,000    A          $.71
  Common Stock                                                     5/10/02         P               7,800    A          $.78
  Common Stock                                                     5/10/02         P               6,000    A          $.79
  Common Stock                                                     5/10/02         P               3,700    A          $.82
  Common Stock                                                     5/13/02         P                 600    A          $.75
  Common Stock                                                     5/13/02         P               1,100    A          $.78
  Common Stock                                                     5/13/02         P               3,300    A          $.79
  Common Stock                                                     5/15/02         P               5,000    A          $.68
  Common Stock                                                     5/17/02         P               4,100    A          $.69
  Common Stock                                                     5/17/02         P               5,900    A          $.70
  Common Stock                                                     5/22/02         P               1,400    A          $.61
  Common Stock                                                     5/22/02         P               2,500    A          $.70

 5.  Amount of       6.  Ownership      7.  Nature of
     Securities          Form:              Indirect
     Beneficially        Direct (D) or      Beneficial
     Owned at End        Indirect (I)       Ownership
     of Month            Instr. 3 and 4     (Instr. 4)
     (Instr. 3 and 4)


* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                               PAGE 1 OF 3 (OVER)

FORM 4

[ ] CHECK BOX IF NO LONGER SUBJECT TO
    SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS
    MAY CONTINUE. SEE INSTRUCTION 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility
 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                      1940

  1.  Name and Address of Reporting Person*                    2.  Issuer Name and Ticker or Trading Symbol

                                                                          Elcom International, Inc. - ELCO
-----------------------------------------------------------------------------------------------------------------------
      Crowell, Robert J.
      (Last)                 (First)             (Middle)      3.  IRS or Social Security     4.  Statement for
-----------------------------------------------------------        Number of Reporting            Month/Year
  10 Oceana Way                                                    Person (Voluntary)                  5/2002
                             (Street)                                                         5.  If Amendment, Date of
-----------------------------------------------------------                                       Original (Month/Year)
  Norwood, MA  02062
-----------------------------------------------------------
      (City)                 (State)             (Zip)

     6.  Relationship of Reporting Person to Issuer
                 (Check all applicable)


           X    Director              X     10% Owner
         -----                       ----

           X    Officer                     Other  (specify
         ------                      -----         below)

     Chairman & Chief Executive Officer

     7.  Individual or Joint/Group Filing
         (Check applicable line)

     X   Form Filed by one Reporting Person
     ---
         Form Filed by more than one Reporting Person
     ---




                    TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

  1.  Title of Security                                        2.  Transaction  3.  Transaction   4.  Securities Acquired (A)
      (Instr. 3)                                                   Date             Code              or Disposed of (D)
                                                                                    (Instr. 8)        (Instr. 3, 4 and 5)
                                                                 (Month/Day/                       Amount   (A) or     Price
                                                                    Year)        Code       V               (D)

  Common Stock                                                     5/23/02         P               5,000    A          $.72
  Common Stock                                                     5/24/02         P               3,000    A          $.64
  Common Stock                                                     5/24/02         P               2,000    A          $.65
  Common Stock                                                     5/29/02         P               2,000    A          $.62
  Common Stock                                                     5/29/02         P               1,100    A          $.66





5.  Amount of       6.  Ownership      7.  Nature of
    Securities          Form:              Indirect
    Beneficially        Direct (D) or      Beneficial
    Owned at End        Indirect (I)       Ownership
    of Month            Instr. 3 and 4     (Instr. 4)
    (Instr. 3 and 4)
    3,261,442               D
     188,401                I               By Trust
     121,616                I                 (1)


Explanation of Responses:

(1) 121,616 shares are held by the Crowell Educational Foundation with respect to which Mr. Crowell shares voting and dispositive power.

*   If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                               PAGE 2 OF 3 (OVER)

                   TABLE II - DERIVATIVE SECURITIES ACQUIRED,
                       DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.  Title of Derivative         2.  Conver-   3.  Trans-    4. Trans-    5. Number of       6. Date Exer-     7. Title and Amount
    Security (Instr. 3)             sion or       action       action       Derivative         cisable and       of Underlying
                                    Exercise      Date         Code         Securities Ac-     Expiration        Securities
                                    Price of      (Month/                   quired (A) or      Date              (Instr. 3 and 4)
                                    Deriv-        Day/         (Instr. 8)   Disposed of        (Month/Day/
                                    ative         Year)                     (D)                Year)

                                                                            (Instr. 3, 4
                                                                            and 5)          Date     Expira-             Amount or
                                                                                            Exer-    tion     Title      Number of
                                                                                            cisable  Date                Shares
                                                            Code    V      (A)       (D)






8. Price    9. Num-        10. Owner-   11. Na-
   of          ber of          ship         ture
   Deriv-      Deriv-          Form         of In-
   ative       ative           of De-       direct
   Secur-      Secur-          rivative      Bene-
   ity         ities           Secur-       ficial
   (Instr.     Bene-           ity;         Own-
    5)         Ficially        Direct       ership
               Owned           (D) or
               at End          Indi-
               of Month        rect (I)

               (Instr. 4)  (Instr. 4)    (Instr. 4)




Explanation of Responses:





**Intentional misstatements or omissions of fact constitute Federal Criminal
Violations.                                                                             /s/ Robert J. Crowell               6/3/02
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ---------------------------------   ------
                                                                                        **Signature of Reporting Person      Date

Note:    File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.




                                   PAGE 3 OF 3